EXHIBIT 13

                         ANNUAL REPORT TO SHAREHOLDERS



TABLE OF CONTENTS
-----------------

Historical Financial Highlights                                              1

Company Profile                                                              2

1995 Highlights and Recent Developments                                      3

To Our Stockholders                                                        4-5

Management's Discussion and Analysis of Financial
  Condition and Results of Operations                                      6-9

Report of Independent Auditors                                              10

Consolidated Balance Sheets                                                 11

Consolidated Statements of Earnings                                         12

Consolidated Statements of Stockholders' Equity                             13

Consolidated Statements of Cash Flows                                    14-15

Consolidated Notes to Financial Statements                               16-20

Quarterly Financial Data                                                    21

Share Price and Dividend Data                                               21

Stockholder Information                                                     22

Directors and Executive Officers                                            23





1995 ANNUAL REPORT - PAGE 1


                        HISTORICAL FINANCIAL HIGHLIGHTS
                        -------------------------------

                                1995           1994           1993           1992           1991
                            ------------   ------------   ------------   ------------   ------------
Gross Revenues              $ 20,580,380   $ 12,289,367   $  5,069,365   $  2,604,261   $  1,887,721
Net Earnings (1)            $ 12,707,271   $  8,915,373   $  3,521,914   $  1,561,682   $  1,407,199
Total Assets                $219,256,676   $152,210,708   $ 91,618,758   $ 23,134,239   $ 12,223,262
Total Long-Term Debt        $ 82,600,000   $ 14,800,000   $         -    $  8,500,000   $         -
Total Equity                $135,842,113   $136,664,702   $ 91,144,736   $ 14,387,672   $ 12,126,462
Cash Dividends Paid to
  Stockholders              $ 13,529,860   $  9,896,586   $  3,155,701   $  1,766,177   $  1,568,800
Funds from Operations (2)   $ 14,443,293   $  9,991,966   $  3,883,690   $  1,878,716   $  1,682,478
Weighted Average Shares       11,663,672      8,606,138      3,711,807      1,635,350      1,480,000
Per Share Information:
  Net Earnings (1)                $ 1.09         $ 1.04         $ 0.95         $ 0.95         $ 0.95
  Funds from Operations (2)       $ 1.24         $ 1.16         $ 1.05         $ 1.15         $ 1.14
  Dividends                       $ 1.16         $ 1.14         $ 1.10         $ 1.08         $ 1.06

Equity Market Capitali-
  zation ($ mil)                  $148.7         $142.9         $105.4         $ 21.7         $ 14.4


-----------------------------------------------------------------------------
(1) Excludes $152,622 of special nonrecurring expenses in 1991 relating to the exploration of strategic alternatives for the Company.

(2) The Company has recently adopted the NAREIT definition of funds from operations and has restated funds from operations for prior years in accordance with this definition. Funds from operations are net earnings excluding depreciation, gains and losses on the sale of real estate and nonrecurring items of income and expense. For purposes of this table, funds from operations exclude nonrecurring NYSE initial listing expenses of $111,638 in 1993 and AMEX initial listing expenses of $15,000 in 1992. Additionally, $55,926 of "other" income representing partial repayment of third quarter 1992 dividends is excluded from funds from operations. Funds from operations for 1991 exclude $152,622 of special nonrecurring expenses as discussed in the preceding footnote. Funds from operations are generally considered by industry analysts to be the most appropriate measure of performance and do not necessarily represent cash provided by operating activities in accordance with generally accepted accounting principles and are not necessarily indicative of cash available to meet cash needs.





1995 ANNUAL REPORT - PAGE 6

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

INTRODUCTION

Commercial Net Lease Realty, Inc., a Maryland corporation (the "Company"), is a real estate investment trust ("REIT") formed in 1984 that acquires, owns and manages high-quality, freestanding properties leased to major retail businesses under long-term commercial net leases. As of December 31, 1995, the Company owned 157 properties (the "Properties") that are leased to major retail businesses, including Academy, Barnes & Noble, Best Buy, Blockbuster Music, Borders, Burger King, CompUSA, Computer City, Denny's, Eckerd, Food 4 Less, Food Lion, Golden Corral restaurants, Good Guys, Hardee's, Hi-Lo Automotive, International House of Pancakes, Levitz, Linens 'n Things, Marshalls, Office Depot, OfficeMax, Oshmans, Pier 1 Imports, Sears Homelife Centers, Scotty's and Waccamaw.


LIQUIDITY AND CAPITAL RESOURCES

General.

Historically, the Company's only demand for funds has been for the payment of operating expenses and dividends, for property acquisitions and for the payment of interest on its outstanding indebtedness. Generally, cash needs for items other than property acquisitions have been met from operations and property acquisitions have been funded by equity offerings, bank borrowings and, to a lesser extent, from internally generated funds. Potential future sources of capital include proceeds from the public or private offering of the Company's debt or equity securities, secured or unsecured borrowings from banks or other lenders, or the sale of Properties, as well as undistributed funds from operations. For the years ended December 31, 1995, 1994 and 1993, the Company generated $14,139,777, $9,504,596 and $3,750,042, respectively, in net cash provided by operating activities. The increase in cash from operations for the year ended December 31, 1995, is primarily a result of changes in revenues and expenses as discussed in "Results of Operations."


[PICTURE 1]

                          Eckerd - Colleyville, Texas

[PICTURE 2]

                       Marshalls - Freehold, New Jersey


Properties acquired by the Company are generally newly constructed as of the time of acquisition. Accordingly, the average age of the buildings in the Company portfolio (the "Company Portfolio") is approximately three years. In addition, the Company acquires only properties that are subject to a lease in order to avoid the risks inherent in initial leasing. The Company's leases typically provide that the tenant bears responsibility for substantially all property costs and expenses associated with ongoing maintenance and operation, including utilities, property taxes and insurance ("triple-net" leases), and generally also provide that the tenant is responsible for roof and structural repairs. The Company's leases typically do not limit the Company's recourse against the tenant and any guarantor in the event of a default, and for this reason are considered "full-credit" leases. Management of the Company believes that the Properties are adequately insured.

Indebtedness.

In June 1994, the Company entered into an agreement establishing a $30,000,000 credit facility, which consolidated the Company's previous $10,000,000 credit facility and $20,000,000 credit facility.

In July 1994, the Company entered into an agreement establishing a $100,000,000 revolving credit facility (the "Credit Facility"). The Credit Facility, which replaced the Company's previous $30,000,000 credit facility, provided for $60,000,000 of credit initially, increasing to $100,000,000 subject to the completion of the Company raising additional equity (which condition was met on October 7, 1994, upon completion of the Company's equity offering) and expansion of the lending syndicate (which condition was met on April 13, 1995, upon execution of an amended and restated revolving line of credit loan agreement). In addition, the Credit Facility was amended on December 7, 1995, which included the Company's two wholly-owned subsidiaries as qualified borrowers of the Credit Facility. The Credit Facility allows the Company and its subsidiaries to borrow at an interest rate equal to 170 basis points above LIBOR or the lender's prime rate, whichever the Company selects. In addition, in connection with the Credit Facility, the Company is required to pay a commitment fee of 20 basis points per annum on the unused commitment. Advances under the Credit Facility are collateralized by an assignment of the rents and leases of certain of the Company's properties. As of December 31, 1995, $69,450,000 was outstanding under the Credit Facility.

To maintain the Credit Facility, the Company must pay a commitment fee, payable quarterly in arrears, equal to 20 basis points per annum on the unused commitment. The Credit Facility will be used primarily to invest in freestanding, retail properties, although up to $10,000,000 of the available credit may be used for the issuance of standby letters of credit or working capital.

Payments of principal on advances outstanding under the Credit Facility are expected to be met from the proceeds of renewing or refinancing the Credit Facility, proceeds from the




1995 ANNUAL REPORT - PAGE 7

public or private offering of the Company's debt or equity securities, secured or unsecured borrowings from banks or other lenders or proceeds from the sale of one or more of its Properties.

As a means to reduce its exposure to rising interest rates on the Company's variable rate Credit Facility, the Company entered into an interest rate cap agreement which provides for a fixed LIBOR rate of 7.25% per annum on a notional amount of $25,000,000. This agreement is effective through June 1996.

In December 1995, the Company entered into a long-term, fixed rate mortgage and security agreement for $13,150,000 (the "Permanent Debt Financing"). The Permanent Debt Financing provides for a four-year mortgage with interest payable monthly and principal payable at maturity on December 15, 1999, and bears interest at a rate of 6.75% per annum. The Permanent Debt Financing is secured by a first lien on and assignment of rents and leases of certain of the Company's Properties. As of December 31, 1995, the outstanding principal balance was $13,150,000.

On January 30, 1996, the Company entered into a long-term, fixed rate mortgage and security agreement for $39,450,000. The loan is a ten-year mortgage with principal and interest payable monthly, based on a 17-year amortization, with the balance due on the tenth anniversary of the loan and bears interest at a rate of 7.435% per annum. The mortgage is secured by a first lien on and an assignment of rents and leases of certain of the Company's properties.

Debt and Equity Securities.

In July 1995, the Company filed a shelf registration statement with the Securities and Exchange Commission that permits the issuance of debt and equity securities of up to $200,000,000. Any securities issued under the registration statement may be offered from time to time in amounts, at prices, and on terms to be determined at the time of the offering. Proceeds from any offering of these securities would be used for general corporate purposes, which may include the repayment of certain indebtedness or the acquisition, expansion or improvement of properties.

On January 24, 1996, the Company filed a final prospectus supplement to the shelf registration which offered 3,500,000 shares of common stock at $13.00 per share. The net proceeds of the offering were approximately $42,400,000, after deducting offering expenses and underwriting discounts. Proceeds from the offering were used to pay down the Company's Credit Facility.

Qualified REIT Subsidiaries.

In November 1995, the Company purchased 100% of the common stock of two newly-formed entities, Net Lease Realty I, Inc. and Net Lease Realty II, Inc., to facilitate the acquisition of certain Properties. Each of the wholly-owned subsidiaries is a qualified REIT subsidiary as defined in the Internal Revenue Code Section 856(i)(2).


[PICTURE 3]

                        Barnes & Noble - Houston, Texas

[PICTURE 4]

                       Best Buy - Corpus Christi, Texas


Property Acquisitions and Commitments.

During the year ended December 31, 1995, the Company borrowed $67,400,000 under its Credit Facility to acquire 29 Properties and four buildings which were developed by the tenant on land parcels owned by the Company. The 29 Properties include nine Hi-Lo Automotive Stores, five Barnes & Noble bookstores, four Eckerd drugstores, three Academy sporting goods stores, two Scotty's home improvement stores, one Levitz furniture store, one Borders bookstore, one OfficeMax office supply store, one Food 4 Less grocery store, one Computer City computer store and one Waccamaw home decorating store. The four buildings included three Barnes & Nobles bookstores and one CompUSA computer store. In addition, the Company borrowed $1,400,000 to fund the acquisition of two Properties acquired during December 1994.

In connection with the acquisition and lease relating to the land parcels of the Food 4 Less Property, one of the Academy Properties and five of the Barnes & Noble Properties, the tenants are obligated to develop building on the respective land parcels. Pursuant to each lease, the Company has agreed to purchase the buildings upon completion and occupancy. The Company has agreed to pay an aggregate amount of up to $17,267,137 for the buildings upon their completion.

As of December 31, 1995, the Company had entered into agreements to purchase 14 additional properties for an estimated aggregate amount of $48,325,323. The purchase of these properties is subject to conditions relating to completion of development activities, review of title and obtaining title insurance, engineering and environmental inspections and other matters.




1995 ANNUAL REPORT - PAGE 8

In addition to the 14 properties under contract as of December 31, 1995, the Company may elect to acquire additional properties or interests therein in the future. Such property acquisitions are expected to be the primary demand for additional capital in the future. The Company anticipates that it may engage in equity or debt financing, through either public or private offerings of its securities for cash, issuance of such securities in exchange for assets, or a combination of the foregoing. Subject to the constraints imposed by the Credit Facility and the Permanent Debt Financing, the Company may enter into additional financing arrangements.

In January 1996, the Company acquired four of the Properties and four of the buildings described above that were under contract at December 31, 1995. In addition, the Company acquired one additional Property during January 1996. In connection with the acquisition of these Properties and buildings, the Company borrowed $24,900,000 under its Credit Facility.

During the year ended December 31, 1993, the Company also generated net sales proceeds of $1,587,657 as a result of the sale of two Properties in Orlando, Florida. No such sales occurred during 1994 or 1995.

Management believes that the Company's current capital resources (including cash on hand), coupled with the Company's borrowing capacity, are sufficient to meet its liquidity needs for the foreseeable future.

Dividends.

One of the Company's primary objectives, consistent with its policy of retaining sufficient cash for reserves and working capital purposes, is to distribute a substantial portion of its funds available from operations to its stockholders in the form of dividends. During the years ended December 31, 1995, 1994 and 1993, the Company declared and paid dividends to its stockholders of $13,529,860, $9,896,586 and $3,155,701, respectively, or
$1.16, $1.14 and $1.10 per share of common stock, respectively. In January 1996, the Company declared dividends to its stockholders of $3,382,465 or $.29 per share of common stock, payable in February 1996.

RESULTS OF OPERATIONS

During the years ended December 31, 1995, 1994 and 1993, the Company and its consolidated subsidiaries owned and leased 157, 128, and 84 Properties, respectively, to operators of major retail businesses. All of the Company's Properties have been 100 percent leased since the Company's formation in 1984. The Properties are leased on a long-term basis, generally 15 to 20 years, with renewal options for an additional 10 to 20 years. As of December 31, 1995, the average remaining initial lease term of the Properties was approximately 14 years. During the years ended December 31, 1995, 1994 and 1993, the Company and its consolidated subsidiaries earned $19,722,398, $11,239,466 and $4,052,521, respectively, in rental income from operating leases and earned income from direct financing leases. The 75% increase in rental and earned income during 1995, as compared to 1994, is primarily attributable to income earned on the 29 Properties acquired and the four buildings upon which construction was completed during 1995. In addition, rental and earned income increased during 1995 as a result of the fact that the 44 Properties acquired in 1994 were operational for a full fiscal year in 1995. The 177% increase in rental and earned income during 1994, as compared to 1993, is primarily attributable to the income earned on the 44 Properties acquired during 1994 and the fact that a full year of income was earned on the 45 Properties that the Company acquired during 1993. Rental and earned income is expected to increase in 1996 as the Company acquires additional properties and due to the fact that the 29 Properties acquired and four buildings upon which construction was completed in 1995 will contribute to the Company's income for a full fiscal year in 1996.

For the years ended December 31, 1995, 1994 and 1993, the Company also earned $745,545, $828,780 and $853,904, respectively, in contingent rental income. Contingent rental income decreased primarily as a result of a decrease in the aggregate net sales of restaurants currently paying contingent rent during 1995, as compared to 1994. Contingent rental income for the year ended December 31, 1994 decreased primarily as a result of a decrease in the aggregate net sales from the Golden Corral restaurants during 1994.

During 1995, two of the Company's lessees (or group of affiliated lessees),
(i) Barnes & Noble Superstores, Inc. and (ii) Denny's, Inc. and Flagstar Enterprises, Inc. (which are affiliated entities under common control)(hereinafter referred to as Flagstar), each accounted for more than ten percent of the Company's total rental income. As of December 31, 1995, Barnes & Noble Superstores, Inc. was the lessee under leases relating to nine Properties and Flagstar was the lessee under leases relating to 24 Properties. It is anticipated that, based on the minimum rental payments required by the leases and estimated contingent rental income, Barnes & Noble Superstores, Inc. will continue to account for more than ten percent of the Company's total rental income in 1996. Any failure of this lessee could materially affect the Company's income.

Rental income from the Properties is invested in money market accounts or other short-term, highly liquid investments pending the Company's use of such funds to acquire properties, to pay Company expenses or to pay dividends to the stockholders. During the years ended December 31, 1995, 1994 and 1993, the Company earned $102,559, $217,039 and $161,602, respectively, in interest income from such investments. The decrease in interest income during 1995, as compared to 1994, is primarily attributable to less net cash invested in 1995, as compared to 1994, due to the net offering proceeds invested in 1994 pending the acquisition of Properties. The increase in interest income during 1994, as compared to 1993, is primarily attributable to higher invested balances during the year as a result of uninvested net offering proceeds from the Company's October 1993 equity offering pending the acquisition of additional Properties and increased rental income.

The Company incurred $3,834,388, $497,670 and $381,075 in interest expense for the years ended December 31, 1995, 1994 and 1993, respectively. Interest expense increased for the years ended December 31, 1995 and 1994, as a result of higher average borrowing levels. However, the increase in interest expense in 1995 and 1994 was partially offset by a decrease in the Company's interest rate under the new Credit Facility. As a means to reduce its exposure to variable rate debt, the Company had entered into an interest rate cap agreement as described above in "Liquidity and Capital Resources."




1995 ANNUAL REPORT - PAGE 9

During the years ended December 31, 1995, 1994 and 1993, the Company's operating expenses, including depreciation and amortization, were $4,038,721, $2,876,324 and $1,540,579, respectively (19.6%, 23.4% and 30.4%, respectively, of gross operating revenues). The increase in the dollar amount of operating expenses for the year ended December 31, 1995, is primarily attributable to the increase in depreciation as a result of the depreciation of additional Properties acquired during 1995 and a full year of depreciation during 1995 on the properties acquired during 1994. The increase is also attributable to increased advisory fees as a result of increased funds from operations for the year ended December 31, 1995. However, the increase was partially offset by a decrease in legal fees during 1995, as compared to 1994, as a result of the legal fees and expenses incurred during the year ended December 31, 1994, in connection with the Company's reorganization in the State of Maryland.

The increase in the dollar amount of operating expenses for the year ended December 31, 1994, is primarily attributable to the increase in depreciation as a result of the depreciation of additional Properties acquired during 1994. The increase is also attributable to (i) an increase in advisory fees as a result of an increase in funds from operations for the year ended December 31, 1994, (ii) an increase in state tax expense primarily as a result of the acquisition of additional Properties and an increase in capital resulting from the equity offerings during the year ended December 31, 1994, (iii) an increase in professional fees related to fees and expenses incurred in connection with the Company's reorganization in the State of Maryland during 1994 and (iv) the number of outstanding shares of common stock, which increased expenses associated with stockholder communications and other costs.

In December 1993, the Company sold two of its Properties to an unrelated, third party for $1,587,657, resulting in an aggregate gain of $374,203. No such sales occurred during the years ended December 31, 1995 and 1994.

Inflation has had a minimal effect on income from operations. Management expects that increases in retail sales volumes due to inflation and real sales growth should result in an increase in rental income over time. Continued inflation also may cause capital appreciation of the Company's Properties. Inflation and changing prices, however, also may have an adverse impact on the operating margins of retail businesses and on potential capital appreciation of the Properties.

In March 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of. The Statement, which is effective for fiscal years beginning after December 15, 1995, provides that an entity review long-lived assets and certain identifiable intangibles, to be held and used, for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. The Company will adopt this standard in 1996 and does not expect compliance with such standard to have a material effect, if any, on the Company's financial position or results of operations.


[PIE CHART 1]

                         Line of Trade Diversification

[PIE CHART 2]

                        Tenant Diversification by Name

[MAP 1]

                 Tenant Diversification by Geographic Location


In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation. The Statement, which is effective for fiscal years beginning after December 15, 1995, provides that companies must either charge the value of stock options granted to their income statement or provide pro forma equivalent information in a footnote disclosure. The Company will adopt this standard in 1996 by providing pro forma equivalent information in a footnote disclosure.




1995 ANNUAL REPORT - PAGE 10

FINANCIAL STATEMENTS




INDEPENDENT AUDITORS' REPORT


The Board of Directors
Commercial Net Lease Realty, Inc.


We have audited the accompanying consolidated balance sheets of Commercial Net Lease Realty, Inc. and Subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of earnings, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1995. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Commercial Net Lease Realty, Inc. and Subsidiaries as of December 31, 1995 and 1994, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1995, in conformity with generally accepted accounting principles.



/s/ KPMG Peat Marwick LLP


Orlando, Florida
January 20, 1996, except for Note 13
for which the date is January 30, 1996




1995 ANNUAL REPORT - PAGE 11

COMMERCIAL NET LEASE REALTY, INC. and SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS


                                                         December 31,
ASSETS                                             1995              1994
                                               ------------      ------------

Land and buildings on operating leases,
  net of accumulated depreciation              $155,956,739      $106,091,062
Net investment in direct financing leases        56,829,126        42,551,848
Cash and cash equivalents                           300,714         1,069,900
Receivables                                         394,154           389,238
Prepaid expenses                                    154,538           361,567
Loan costs, net of accumulated amorti-
  zation of $405,179 and $83,058                  1,065,149           441,690
Accrued rental income                             2,194,221           960,832
Other assets                                      2,362,035           344,571
                                               ------------      ------------

                                               $219,256,676      $152,210,708
                                               ============      ============

LIABILITIES AND STOCKHOLDERS' EQUITY

Notes payable                                  $ 82,600,000      $ 14,800,000
Accrued interest payable                            128,475            35,851
Accounts payable and accrued expenses               350,632           298,763
Real estate taxes payable                            82,932            33,649
Due to related parties                               69,038            81,962
Rents paid in advance and tenant deposits           183,486           295,781
                                               ------------      ------------
    Total liabilities                            83,414,563        15,546,006
                                               ------------      ------------

Commitments and contingencies
  (Note 12 and 13)

Stockholders' equity:
  Common stock, $.01 par value.  Authorized
    30,000,000 shares; issued and outstand-
    ing 11,663,672 shares                           116,637           116,637
  Excess stock, $0.01 par value, authorized
    30,000,000 shares, none issued and
    outstanding                                          -                 -
  Capital in excess of par value                138,629,751       138,629,751
  Accumulated dividends in excess of net
    earnings                                     (2,904,275)       (2,081,686)
                                               ------------      ------------
      Total stockholders' equity                135,842,113       136,664,702
                                               ------------      ------------

                                               $219,256,676      $152,210,708
                                               ============      ============


See accompanying notes to consolidated financial statements.




1995 ANNUAL REPORT - PAGE 12

COMMERCIAL NET LEASE REALTY, INC. and SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EARNINGS


                                            Year Ended December 31,
                                    1995             1994             1993
                                -----------      -----------      -----------

Revenues:
  Rental income from
    operating leases            $14,454,831      $ 8,116,655      $ 3,542,323
  Earned income from
    direct financing
    leases                        5,267,567        3,122,811          510,198
  Contingent rental
    income                          745,545          828,780          853,904
  Interest and other                112,437          221,121          162,940
                                -----------      -----------      -----------
                                 20,580,380       12,289,367        5,069,365
                                -----------      -----------      -----------

Expenses:
  General operating and
    administrative                  721,850          605,375          478,617
  Management and
    advisory fees
    to related party              1,001,225          727,513          307,130
  Interest                        3,834,388          497,670          381,075
  State taxes                       257,449          212,763          110,070
  Depreciation and
    amortization                  2,058,197        1,330,673          644,762
                                -----------      -----------      -----------
                                  7,873,109        3,373,994        1,921,654
                                -----------      -----------      -----------

Net earnings before
  gain on sale of land
  and buildings                  12,707,271        8,915,373        3,147,711

Gain on sale of land
  and buildings                          -                -           374,203
                                -----------      -----------      -----------

Net earnings                    $12,707,271      $ 8,915,373      $ 3,521,914
                                ===========      ===========      ===========

Earnings per share
  of common stock               $      1.09      $      1.04      $       .95
                                ===========      ===========      ===========

Weighted average
  number of shares
  outstanding                    11,663,672        8,606,138        3,711,807
                                ===========      ===========      ===========


[PICTURE 5]

CHENON CEAUX
LORIE, FRANCE


See accompanying notes to consolidated financial statements.




1995 ANNUAL REPORT - PAGE 13

COMMERCIAL NET LEASE REALTY, INC. and SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
Years Ended December 31, 1995, 1994 and 1993


                   Number of                        Accumulated
                     shares            Capital in    dividends
                   of common  Common    excess of   in excess of
                     stock    stock     par value   net earnings     Total
                  ---------- -------- ------------  ------------  ------------

Balance at
  December 31,
  1992             1,790,699 $ 17,907 $ 15,836,451  $ (1,466,686) $ 14,387,672

Net earnings              -        -            -      3,521,914     3,521,914

Dividends
   declared and
   paid($1.10
   per share of
   common stock)          -        -            -     (3,155,701)   (3,155,701)

Issuance of
  common stock     5,837,500   58,375   81,551,000            -     81,609,375

Stock issuance
  costs                   -        -    (5,697,410)           -     (5,697,410)

Issuance of
  common stock
  in exchange
  for property        35,473      355      478,531            -        478,886
                  ---------- -------- ------------  ------------  ------------

Balance at
  December 31,
  1993             7,663,672   76,637   92,168,572    (1,100,473)   91,144,736

Net earnings              -        -            -      8,915,373     8,915,373

Dividends
  declared and
  paid ($1.14
  per share of
  common stock)           -        -            -     (9,896,586)   (9,896,586)

Issuance of
  common stock     4,000,000   40,000   49,960,000            -     50,000,000

Stock issuance
  costs                   -        -    (3,498,821)           -     (3,498,821)
                  ---------- -------- ------------  ------------  ------------

Balance at
  December 31,
  1994            11,663,672  116,637  138,629,751    (2,081,686)  136,664,702

Net earnings              -        -            -     12,707,271    12,707,271

Dividends
  declared and
  paid ($1.16
  per share of
  common stock)           -        -            -    (13,529,860)  (13,529,860)
                  ---------- -------- ------------  ------------  ------------

Balance at
  December 31,
  1995            11,663,672 $116,637 $138,629,751  $ (2,904,275) $135,842,113
                  ========== ======== ============  ============  ============


See accompanying notes to consolidated financial statements.




1995 ANNUAL REPORT - PAGE 14

COMMERCIAL NET LEASE REALTY, INC. and SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS



                                             Year Ended December 31,
                                        1995          1994          1993
                                    ------------  ------------  ------------

Cash flows from operating
  activities:
    Net earnings                    $ 12,707,271  $  8,915,373  $  3,521,914
    Adjustments to reconcile
      net earnings to net
      cash provided by
      operating activities:
        Depreciation                   1,736,021     1,076,593       624,341
        Amortization                     322,176       254,080        20,421
        Gain on sale of land
          and buildings                       -             -       (374,203)
        Decrease in net
          investment in direct
          financing leases               462,512       267,832        42,594
        Increase in accrued
          rental income               (1,233,389)     (782,843)     (167,807)
        Increase in receivables          (49,916)      (11,222)     (152,027)
        Decrease (increase)
          in prepaid expenses            207,029      (313,578)      (23,422)
        Increase in other assets          (6,813)       (9,753)           -
        Increase (decrease) in
          accrued interest payable        92,624        35,851      (138,562)
        Increase in accounts
          payable and accrued
          expenses                        11,672        74,446        58,242
        Increase (decrease) in
          real estate taxes
          payable                         49,283       (26,943)       60,592
        Increase (decrease) in
          due to related parties         (46,398)      (61,970)       73,179
        Increase (decrease) in
          rents paid in advance
          and tenant deposits           (112,295)       86,730       204,780
                                    ------------  ------------  ------------
            Net cash provided
              by operating
              activities              14,139,777     9,504,596     3,750,042
                                    ------------  ------------  ------------

Cash flows from investing
  activities:
    Proceeds from sale of land
      and buildings                           -             -      1,587,657
    Additions to land and
      buildings on operating
      leases                         (51,401,946)  (53,174,715)  (31,269,296)
    Investment in direct
      financing leases               (14,710,290)  (25,570,232)  (16,943,113)
    Increase in other assets          (1,451,220)     (332,377)   (1,949,337)
    Other                                 45,000        (4,046)      (34,669)
                                    ------------  ------------  ------------
            Net cash used in
              investing
              activities             (67,518,456)  (79,081,370)  (48,608,758)
                                    ------------  ------------  ------------

  Cash flows from financing
    activities:
      Proceeds from loans             81,950,000    46,905,000            -
      Repayment of loans             (14,150,000)  (32,105,000)   (8,500,000)
      Payment of loan costs             (898,243)     (605,788)     (110,403)
      Proceeds from issuance
        of common stock                       -     50,000,000    81,609,375
      Payment of stock
        issuance costs                    (4,069)   (3,498,072)   (5,607,579)
      Payment of dividends           (13,529,860)   (9,896,586)   (3,155,701)
      Other                             (758,335)           -             -
                                    ------------  ------------  ------------
            Net cash provided
              by financing
              activities              52,609,493    50,799,554    64,235,692
                                    ------------  ------------  ------------

Net increase (decrease) in cash
  and cash equivalents                  (769,186)  (18,777,220)   19,376,976

Cash and cash equivalents at
  beginning of year                    1,069,900    19,847,120       470,144
                                    ------------  ------------  ------------

Cash and cash equivalents at
  end of year                       $    300,714  $  1,069,900  $ 19,847,120
                                    ============  ============  ============


See accompanying notes to consolidated financial statements.




1995 ANNUAL REPORT - PAGE 15

COMMERCIAL NET LEASE REALTY, INC. and SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS - CONTINUED



                                             Year Ended December 31,
                                        1995          1994          1993
                                    ------------  ------------  ------------

Supplemental disclosure of
  cash flow information:
    Interest paid                   $  3,544,567  $    489,245  $    519,637
                                    ============  ============  ============

Supplemental disclosure of
  non-cash investing and
  financing activities:
    Property acquired in
      exchange for the
      issuance of 35,473
      shares of common stock        $         -   $         -   $    478,886
                                    ============  ============  ============

    Land, building and direct
      financing lease costs
      incurred and unpaid at
      December 31                   $    182,111  $    165,230  $         -
                                    ============  ============  ============

    Loan costs incurred and
      unpaid at December 31         $     47,337  $         -   $         -
                                    ============  ============  ============

    Stock issuance costs
      incurred and unpaid
      at December 31                $         -   $      4,069  $      3,327
                                    ============  ============  ============



[PICTURE 6]

                                CORRE DE BELINE
                               LISBON, PORTUGAL


See accompanying notes to condensed financial statements.




1995 ANNUAL REPORT - PAGE 16

COMMERCIAL NET LEASE REALTY, INC. and SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended December 31, 1995, 1994 and 1993


1.  ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

ORGANIZATION AND NATURE OF BUSINESS - Commercial Net Lease Realty, Inc. (the "Company") is a real estate investment trust which was incorporated in 1984 in the State of Delaware. In June 1994, the Company reincorporated in the State of Maryland, as described in Note 2. The Company owns and manages high-quality, freestanding properties leased to major retail businesses under long-term commercial net leases.

PRINCIPLES OF CONSOLIDATION - In November 1995, the Company acquired 100% of the common stock of two newly-formed entities, Net Lease Realty I, Inc. and Net Lease Realty II, Inc., to facilitate the acquisition of certain properties. Each of the subsidiaries is a qualified real estate investment trust subsidiary as defined in the Internal Revenue Code Section 856(i)(2). The consolidated financial statements include the accounts of the Company and these wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

LAND AND BUILDINGS ON OPERATING LEASES - Land and buildings on operating leases are stated at cost. Buildings are depreciated on the straight-line method over their estimated useful lives (generally 35 to 40 years).

LEASE ACCOUNTING - Land and buildings are leased to others on a net lease basis, whereby the tenant is generally responsible for all operating expenses relating to the property, including property taxes, insurance, maintenance and repairs.

The leases are accounted for under either the direct financing or the operating methods. Such methods are described below:

      DIRECT FINANCING METHOD - Leases accounted for under the direct financing method are recorded at their net investment (Note 5).
      Unearned income is deferred and amortized to income over the lease terms so as to produce a constant periodic rate of return on the Company's net investment in the lease.

      OPERATING METHOD - Land and buildings are recorded at cost, revenue is recognized as rentals are earned and expenses (including depreciation) are charged to operations as incurred. When scheduled rentals vary during the lease term, income is recognized on a straight-line basis so as to produce a constant periodic rent. Accrued rental income is the aggregate difference between the scheduled rents which vary during the lease term and the income recognized on a straight-line basis.

CASH AND CASH EQUIVALENTS - For the purposes of the statements of cash flows, the Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. Cash and cash equivalents consist of cash, money market accounts and overnight investments. Cash equivalents are stated at cost plus accrued interest, which approximates market value.

LOAN COSTS - Loan costs have been capitalized and are being amortized over the terms of the loan commitments using the straight-line method which approximates the effective interest method. The premium paid for the interest rate cap agreement has been recorded as a prepaid expense and is being amortized as interest expense over the term of the agreement using the straight-line method which approximates the effective interest method.

NOTES PAYABLE - Statement of Financial Accounting Standards No. 107, Disclosures About Fair Value of Financial Instruments, requires disclosure of the year end fair value of significant financial instruments, including long-term debt. The Company believes, based upon current terms, that the carrying value of its notes payable and interest rate cap agreement at December 31, 1995, approximate fair value.

INCOME TAXES - The Company has made an election to be taxed as a real estate investment trust under Sections 856-860 of the Internal Revenue Code of 1986, as amended, and related regulations. The Company will not be subject to federal income taxes on amounts distributed to stockholders, providing it distributes at least 95 percent of its real estate investment trust taxable income and meets certain other requirements for qualifying as a real estate investment trust. For each of the years in the three-year period ended December 31, 1995, the Company believes it has qualified as a real estate investment trust; accordingly, no provisions have been made for federal income taxes in the accompanying financial statements. Not withstanding the Company's qualification for taxation as a real estate investment trust, the Company is subject to certain state taxes on its income and property.

EARNINGS PER SHARE - Earnings per share are calculated based upon the weighted average number of shares outstanding during each year. Stock options outstanding are not included since their inclusion would not result in a material dilution of earnings per share.

USE OF ESTIMATES - Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

NEW ACCOUNTING STANDARDS - In March 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of. The Statement, which is effective for fiscal years beginning after December 15, 1995, provides that an entity review long-lived assets and certain identifiable intangibles, to be held and used, for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. The Company will adopt this standard in 1996 and does not expect compliance with such standard to have a material effect, if any, on the Company's financial position or results of operations.




1995 ANNUAL REPORT - PAGE 17

In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation. The Statement, which is effective for fiscal years beginning after December 15, 1995, provides that companies must either charge the value of stock options granted to their income statement or provide pro forma equivalent information in a footnote disclosure. The Company will adopt this standard in 1996 by providing pro forma equivalent information in a footnote disclosure.


2.  REINCORPORATION:

The Company entered into an agreement of merger, effective June 3, 1994, which provided for the Company's change of domicile from Delaware to Maryland (the "Reincorporation") following the approval by the stockholders at the Company's 1994 Annual Meeting on April 22, 1994.

The Reincorporation did not result in a change in the Company's name, business, management, location of the principal executive office, capitalization of assets, liabilities or net worth (other than due to the costs of the Reincorporation).


3.  LEASES:

The Company generally leases its land and buildings to operators of major retail businesses. The leases are accounted for under the provisions of Statement of Financial Accounting Standards No. 13, Accounting for Leases. As of December 31, 1995, 98 of the leases have been classified as operating leases and 59 leases have been classified as direct financing leases. For the leases classified as direct financing leases, the building portions of the property leases are accounted for as direct financing leases while the land portions of 30 of these leases are accounted for as operating leases. Substantially all leases have initial terms of 15 to 20 years (expiring between 1997 and 2018) and provide for minimum rentals. In addition, the majority of the leases provide for contingent rentals and/or scheduled rent increases over the terms of the leases. The tenant is also generally required to pay all property taxes and assessments, fully maintain the interior and exterior of the building and carry insurance coverage for public liability, property damage, fire and extended coverage. The lease options generally allow tenants to renew the leases for two to four successive five-year periods subject to substantially the same terms and conditions as the initial lease.


4.  LAND AND BUILDINGS ON OPERATING LEASES:

Land and buildings on operating leases consisted of the following at December 31:

                                                    1995             1994
                                                ------------     ------------

      Land                                      $ 83,356,403     $ 52,476,960
      Buildings and improvements                  78,097,726       57,375,471
                                                ------------     ------------
                                                 161,454,129      109,852,431
      Accumulated depreciation                    (5,497,390)      (3,761,369)
                                                ------------     ------------

                                                $155,956,739     $106,091,062
                                                ============     ============

In December 1993, the Company sold two of its properties for a total of $1,587,657 and recognized a gain of $374,203.

Some leases provide for escalating guaranteed minimum rent throughout the lease term. Income from these scheduled rent increases is recognized on a straight-line basis over the terms of the leases. For the years ended December 31, 1995, 1994 and 1993, the Company recognized $1,233,389, $782,843 and $167,807, respectively, of such income.

The following is a schedule of future minimum lease payments to be received on noncancellable operating leases at December 31, 1995:

      1996                                                       $ 16,050,567
      1997                                                         16,131,479
      1998                                                         16,151,795
      1999                                                         16,360,559
      2000                                                         16,710,047
      Thereafter                                                  185,299,459
                                                                 ------------

                                                                 $266,703,906
                                                                 ============


5.  NET INVESTMENT IN DIRECT FINANCING LEASES:

The following lists the components of net investment in direct financing leases at December 31:

                                                    1995             1994
                                                ------------     ------------

      Future minimum lease
        payments to be received                 $126,314,337     $ 96,231,285
      Estimated residual values                   17,354,140       12,721,338
      Less unearned income                       (86,839,351)     (66,400,775)
                                                ------------     ------------
      Net investment in direct
        financing leases                        $ 56,829,126     $ 42,551,848
                                                ============     ============




1995 ANNUAL REPORT - PAGE 18

The following is a schedule of future minimum lease payments to be received on direct financing leases at December 31, 1995:

      1996                                                       $  6,704,466
      1997                                                          6,704,466
      1998                                                          6,707,916
      1999                                                          6,754,468
      2000                                                          6,872,235
      Thereafter                                                   92,570,786
                                                                 ------------

                                                                 $126,314,337
                                                                 ============


6.  OTHER ASSETS:

Other assets consisted of the following at December 31:

                                                     1995             1994
                                                  ----------       ----------

      Deposits and miscellaneous
        acquisition costs                         $1,573,668       $  334,818
      Deposits for loan commitments                  526,000               -
      Deferred offering costs                        222,671               -
      Other                                           39,696            9,753
                                                  ----------       ----------

                                                  $2,362,035       $  344,571
                                                  ==========       ==========


7.  NOTES PAYABLE:

In June 1994, the Company entered into an agreement establishing a new $30,000,000 credit facility which consolidated the Company's previous $10,000,000 and $20,000,000 credit facilities. Advances under the $30,000,000 credit facility were secured by an assignment of rent from all of the Company's properties and bore interest at an annual rate equal to the lender's prime rate.

In July 1994, the Company entered into a loan agreement for a three-year $100,000,000 revolving credit facility (the "Credit Facility"). The Credit Facility, which replaced the Company's previous $30,000,000 credit facility, provided for $60,000,000 of credit initially, increasing to $100,000,000 subject to the Company raising additional equity (which condition was met on October 7, 1994, upon completion of the Company's common stock offering) and expansion of the lending syndicate (which condition was met on April 13, 1995, upon execution of an amended and restated revolving line of credit loan agreement). In addition, the Credit Facility was amended on December 7, 1995, which included the Company's two wholly-owned subsidiaries as qualified borrowers of the Credit Facility. The Credit Facility allows the Company and its subsidiaries to borrow at an interest rate equal to 170 basis points above LIBOR or the lender's prime rate, whichever the Company selects. In addition, in connection with the Credit Facility, the Company is required to pay a commitment fee of 20 basis points per annum on the unused commitment.
Advances under the Credit Facility are collateralized by an assignment of the rents and leases of certain of the Company's properties. The principal balance is due in full upon termination of the Credit Facility on June 30, 1997, and interest is payable quarterly. As of December 31, 1995 and 1994, the outstanding principal balance was $69,450,000 and $14,800,000, respectively, plus accrued interest of $84,094 and $35,851, respectively. In addition, as of December 31, 1995, the Company had incurred $850,887 in loan costs relating to this loan. The terms of the Credit Facility include financial covenants which provide for the maintenance of certain financial ratios. The Company was in compliance with such covenants as of December 31, 1995.

In December 1994, the Company entered into an interest rate cap agreement as a means to reduce its exposure to rising interest rates on the Company's variable rate Credit Facility. The interest rate cap agreement provides for a fixed LIBOR rate of 7.25% per annum on a notional amount of $25,000,000 and is effective through June 1996.

On December 14, 1995, the Company entered into a long-term, fixed rate mortgage and security agreement for $13,150,000 (the "Permanent Debt Financing"). The Permanent Debt Financing provides for a four-year mortgage with interest payable monthly and principal payable at maturity on December 15, 1999, and bears interest at a rate of 6.75% per annum. The Permanent Debt Financing is secured by a first lien on and assignment of rents and leases of certain of the Company's properties. As of December 31, 1995, the outstanding principal balance was $13,150,000, plus accrued interest of $44,381. In addition, as of December 31, 1995, the Company had incurred $223,530 in loan costs relating to this mortgage.


8.  DIVIDENDS:

The following presents the characterization for tax purposes of dividends paid to stockholders for the years ended December 31:

                                                      1995     1994      1993
                                                     -----    -----     -----

      Ordinary income                                $ .92    $ .95     $ .97
      Capital gain                                      -        -        .13
      Return of capital                                .24      .19        -
                                                     -----    -----     -----

                                                     $1.16    $1.14     $1.10
                                                     =====    =====     =====




1995 ANNUAL REPORT - PAGE 19

On January 2, 1996, the Company declared dividends of $3,382,465 or 29 cents per share of common stock, payable on February 15, 1996, to stockholders of record on January 15, 1996.


9.  STOCK OPTION PLAN:

The Company's stock option plan (the "Plan") provides compensation and incentive to persons ("Key Employees") or entities whose services are considered essential to the Company's continued growth and success. During the year ended December 31, 1994, the Company amended the Plan to increase the number of shares reserved for issuance from 88,100 shares of common stock to 600,000 shares of common stock and to permit an automatic increase in the number of shares issuable pursuant to options granted under the Plan to 1,200,000 and 2,000,000 shares at such time as the Company has 15,000,000 and 25,000,000 shares, respectively, of common stock issued and outstanding. The following summarizes transactions in the Plan for the years ended December 31, 1995, 1994 and 1993:


                                                        Number of Shares

                                                -----------------------------
                                                  1995       1994       1993
                                                -------    -------    -------

      Outstanding, January 1                    568,100     87,400     45,000
      Granted at $11.25 to
        $14.125 per share                        10,000    480,700     42,400
      Exercised                                      -          -          -
      Surrendered                                    -          -          -
                                                -------    -------    -------

      Outstanding, December 31                  578,100    568,100     87,400
                                                =======    =======    =======

      Exercisable, December 31                  232,000     44,135     14,996
                                                =======    =======    =======

      Available for grant,
        December 31                              21,900     31,900        700
                                                =======    =======    =======

The Plan requires that the exercise price of the options equals the market value of the stock on the grant date; therefore, no compensation expense has been recorded with respect to the options in the accompanying financial statements. One-third of the grant to each individual becomes exercisable at the end of each of the first three years of service following the date of the grant.


10.  RELATED PARTY TRANSACTIONS:

Certain directors and officers of the Company hold similar positions with CNL Realty Advisors, Inc., the Company's advisor.

During the year ended December 31, 1993, the Company acquired 26 properties for purchase prices totalling $20,188,586 from affiliates of CNL Realty Advisors, Inc. at their cost. In addition, during the year ended December 31, 1994, the Company acquired one property for a purchase price of $548,487 from an affiliate that had purchased and temporarily held title to the land portion of this property pending the tenant's completion of construction of the building located on the property. In connection with the acquisition of these 27 properties, plus the acquisition of 15 other properties in 1993, 37 other properties in 1994 and 22 properties and four buildings which were developed by the tenant on land parcels owned by the Company in 1995 from unrelated, third parties, the Company paid CNL Realty Advisors, Inc. $783,661, $1,436,073 and $937,363, respectively, in acquisition fees and expense reimbursement fees (representing 1.5% and 0.5%, respectively, of the cost of the properties).

In addition, during the years ended December 31, 1995, 1994 and 1993, the Company acquired five properties for purchase prices totalling $17,968,518, six properties for purchase prices totalling $6,712,967 and three properties for purchase prices totalling $7,867,517, respectively, from affiliates of CNL Realty Advisors, Inc. who had developed the properties. The purchase prices paid by the Company for these properties equalled the affiliates' costs including development costs. The affiliates' costs consisted of the land purchase prices, construction costs, various soft costs including legal costs, survey fees and architect fees, and developers fees aggregating $1,105,689 in 1995, $573,753 in 1994 and $782,164 in 1993 paid to an affiliate of CNL Realty Advisors, Inc. No acquisition fees or expense reimbursement fees were paid to CNL Realty Advisors, Inc. in connection with the acquisition of these 14 properties.

On August 2, 1993, the Company acquired a property from an affiliate of CNL Realty Advisors, Inc. under the terms previously agreed to in a stock purchase agreement dated January 23, 1992, including subsequent modifications. In connection with the acquisition of this property, the Company issued 35,473 shares of its common stock to the affiliate. The market price of the stock on August 2, 1993, was $13.50 per share.

During 1993, the Company paid real estate brokerage commissions totalling $32,811 to an affiliate of CNL Realty Advisors, Inc. in connection with the sale of two of the Company's properties.

During 1992, the Company and CNL Realty Advisors, Inc. entered into an advisory agreement pursuant to which CNL Realty Advisors, Inc. received a monthly management fee equal to one percent of the gross revenues (as defined in the advisory agreement) and, on a quarterly basis, an advisory fee equal to six percent of adjusted funds from operations (as defined in the advisory agreement). Under this agreement with CNL Realty Advisors, Inc., the Company incurred management and advisory fees in the aggregate amount of $41,384 for the period January 1, 1993 through March 31, 1993.





1995 ANNUAL REPORT - PAGE 20

Effective April 1, 1993, the Company entered into the current advisory agreement (the "Advisory Agreement"), which provides for CNL Realty Advisors, Inc. to receive an annual fee, payable monthly, equal to seven percent of funds from operations, as defined in the Advisory Agreement, up to $10,000,000, six percent of funds from operations in excess of $10,000,000 but less than $20,000,000 and five percent of funds from operations in excess of $20,000,000. For purposes of the Advisory Agreement, funds from operations generally include the Company's net earnings excluding the advisory fee, depreciation and amortization expenses, extraordinary gains and losses and non-cash lease accounting adjustments. Under the Advisory Agreement, the Company incurred $1,001,225, $727,513 and $265,746 in advisory fees for the year ended December 31, 1995, 1994 and the period April 1, 1993 through December 31, 1993, respectively.

The amounts due to related parties consisted of the following at December 31:

                                                            1995        1994
                                                          -------     -------
      Due to CNL Realty Advisors, Inc.:
        Advisory fee                                      $20,098     $71,970
        Acquisition and expense reimbursement fees         27,458       5,500
        Expenditures incurred on behalf of the Company     21,482       4,492
                                                          -------     -------

                                                          $69,038     $81,962
                                                          =======     =======


11.  MAJOR TENANTS:

The following schedule presents rental and earned income, including contingent rent, from operators and affiliated operators representing more than ten percent of the Company's total rental and earned income for the years ended December 31:

                                         1995           1994          1993
                                      ----------     ----------    ----------

      Barnes & Noble Superstores,
        Inc.                          $2,370,560     $       -     $       -
      Denny's, Inc. and Flagstar
        Enterprises, Inc.              2,074,572      2,082,271       683,421
      Golden Corral Corporation               -       1,833,469     1,857,872
      Burger King Corporation                 -       1,463,218     1,197,949



12.  COMMITMENTS AND CONTINGENCIES:

As of December 31, 1995, the Company had entered into agreements to purchase 14 additional properties for an estimated aggregate amount of $48,325,323. In addition, in connection with the acquisition of these 14 properties, at December 31, 1995, the Company was contingently liable for $4,555,013 related to 14 separate bank letters of credit which guarantee the Company's obligation under the purchase agreements to acquire ten of these properties from an affiliate of CNL Realty Advisors, Inc. and four of these properties from an unrelated third party upon completion of the development of the properties.

The Company acquired seven land parcels during the year ended December 31, 1995, and leased those land parcels to tenants which were obligated to develop buildings on the respective land parcels. Pursuant to each lease, the Company has agreed to purchase the buildings upon completion and occupancy. The Company has agreed to pay an aggregate amount of up to $17,267,137 upon completion of the buildings.


13.  SUBSEQUENT EVENTS:

On January 24, 1996, the Company filed a final prospectus supplement with the Securities and Exchange Commission dated January 23, 1996, which offered 3,500,000 shares of common stock at $13.00 per share from the shelf registration. Proceeds from the offering were used to pay down the Company's Credit Facility.

On January 30, 1996, the Company entered into a long-term, fixed rate mortgage and security agreement for $39,450,000. The mortgage provides for a ten-year loan with principal and interest payable monthly, based on a 17-year amortization, with the balance due on the tenth anniversary of the loan and bears interest at a rate of 7.435% per annum. Proceeds from the loan were used to pay down the Company's Credit Facility.

In January 1996, the Company acquired four of the buildings described in Note 12 for an aggregate amount of $10,097,284 from unrelated third parties. The Company also acquired four of the properties described in Note 12 for an aggregate amount of $9,352,624 during January 1996 from a related party. In addition, in January 1996, the Company acquired one property for $5,000,000 from an unrelated party. In connection with the acquisition of these five properties and four buildings, the Company borrowed $24,900,000 of amounts it has available under its Credit Facility.




1995 ANNUAL REPORT - PAGE 21

                           QUARTERLY FINANCIAL DATA


1995 Quarter           First      Second       Third      Fourth       Year
------------        ----------  ----------  ----------  ----------  -----------
  Rent and other
    revenue         $4,415,446  $4,745,816  $5,534,043  $5,885,075  $20,580,380
  Depreciation
    and amorti-
    zation expense     435,883     490,023     536,726     595,565    2,058,197
  Interest expense     415,645     675,025   1,244,801   1,498,917    3,834,388
  Other expenses       505,065     447,177     526,745     501,537    1,980,524
  Net earnings       3,058,853   3,133,591   3,225,771   3,289,056   12,707,271
  Net earnings
    per share (1)         0.26        0.27        0.28        0.28         1.09


1994 Quarter
------------
  Rent and other
    revenue         $2,416,363  $2,847,614  $3,167,283  $3,858,107  $12,289,367
  Depreciation
    and amorti-
    zation expense     243,939     352,639     344,350     389,745    1,330,673
  Interest expense          -       97,958     314,245      85,467      497,670
  Other expenses       460,613     362,004     307,348     415,686    1,545,651
  Net earnings       1,711,811   2,035,013   2,201,340   2,967,209    8,915,373
  Net earnings
    per share (1)         0.22        0.27        0.29        0.26         1.04


(1) Calculated independently for each period, and consequently, the sum of the quarters may differ from the annual amount.



                         SHARE PRICE AND DIVIDEND DATA

The common stock of the Company currently if traded on the New York Stock Exchange under the symbol "NNN." Prior to January 7, 1994, the common stock was traded on the American Stock Exchange. For each calendar quarter indicated, the following table reflects the respective high, low and closing sales prices for the common stock in the relevant market and the dividends paid per share in each such period.

1995 Quarter           First      Second       Third      Fourth       Year
------------        ----------  ----------  ----------  ----------  ----------
  High                 $12.500     $13.750     $13.625     $13.375     $13.750
  Low                   11.750      11.875      12.125      12.500      11.750
  Close                 12.125      13.125      13.250      12.750      12.750

  Dividends paid
    per share             0.29        0.29        0.29        0.29        1.16


1994 Quarter
------------

  High                 $14.375     $14.500     $14.000     $12.625     $14.500
  Low                   13.250      13.250      12.250      11.875      11.875
  Close                 13.875      13.625      12.250      12.250      12.250

  Dividends paid
    per share             0.28        0.28        0.29        0.29        1.14


The portion of dividends paid in 1995 and 1994, which was treated as a non-taxable return of capital, was 20.8% and 16.9%, respectively.

On February 15, 1996, there were approximately 1,500 shareholders of record of common stock.



                                   APPENDIX


PICTURE 1                        1995 ANNUAL REPORT - PAGE 6

PICTURE 2                        1995 ANNUAL REPORT - PAGE 6

PICTURE 3                        1995 ANNUAL REPORT - PAGE 7

PICTURE 4                        1995 ANNUAL REPORT - PAGE 7

PIE CHART 1                      1995 ANNUAL REPORT - PAGE 9

PIE CHART 2                      1995 ANNUAL REPORT - PAGE 9

MAP 1                            1995 ANNUAL REPORT - PAGE 9

PICTURE 5                        1995 ANNUAL REPORT - PAGE 13

PICTURE 6                        1995 ANNUAL REPORT - PAGE 15